EXHIBIT 99.1

Mill City Ventures III, Ltd.

Extends Further Credit to Mustang Litigation Funding

Minneapolis, September 11, 2023 Accesswire / -- Mill City Ventures III, Ltd. ("Mill City") (Nasdaq: MCVT), a specialty short-term finance and non-bank lender, announced today that it extended an additional $1 million of short-term loan principal to Mustang Funding LLC d/b/a Mustang Litigation Funding (“Mustang”) and refinanced and extended earlier provided short-term loan principal.

In December 2022, Mill City announced that it had entered into a non-binding letter of intent with Mustang contemplating a merger combination transaction with Mustang.  Contemporaneously, Mill City provided Mustang with a $5 million short-term loan to provide additional capital.  The most recent $1 million of additional short-term lending brings the total amount of capital committed to Mustang to $8 million.  The principal amount of all short-term loans made to Mustang accrues interest at the per annum rate of 15%, and becomes due and payable upon the earlier of May 31, 2024 or 90 days after any termination of discussions for the contemplated combination transaction.

Mill City’s Chief Executive Officer, Douglas M. Polinsky said, “[O]ur December 2022 announcement of our intention, subject to certain identified conditions and to entering into a definitive agreement with Mustang, to effect a combination transaction with Mustang signifies what we believe to be a transformational opportunity for Mill City and its shareholders.  For the entirety of 2023, we have been working diligently, in a collaborative manner, with Mustang to lay the foundation for this combination transaction.  Our most recent extension of further credit to Mustang aggregates to $8 million of total investment with Mustang—approaching 50% of our net assets—reflecting both our profound commitment and confidence in Mustang and our expectation of completing an eventual combination.”

Jimmy Beltz, Co-Founder and President of Mustang, commented, “We are extremely excited to have Mill City’s support, evidenced by its continuing financial commitment to our company, and are working toward a definitive agreement for the merger. Mustang is continuing to grow its litigation funding business and anticipates that the merger will enable it to further capitalize on the opportunities available within the emerging litigation finance industry. Post-merger, Mustang expects to benefit from being able to access public markets for capital, while also presenting investors with the ability to participate in a differentiated, Nasdaq-listed, litigation finance company.”

Mill City does not anticipate providing any further updates with respect to a possible transaction with Mustang until the earlier to occur of its entry into of a definitive agreement with Mustang or the termination of discussions.

About Mill City Ventures III, Ltd.

Founded in 2007, Mill City Ventures III, Ltd., is a specialty short-term finance company providing short-term non-bank lending primarily to small businesses, both private and public. Additional information can be found at www.millcityventures3.com.

About Mustang Litigation Funding

Founded in 2018, Mustang Funding, LLC d/b/a Mustang Litigation Funding looks for best-in-class capital solutions for the legal industry by funding law firms, plaintiffs, vendors and investing in other opportunistic legal assets. More information can be found at www.mustangfunding.com.

Forward-Looking Statements and Safe Harbor Notice

All statements other than statements of historical fact included in this press release are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements generally use forward-looking or future-aspect words such as “believe,” “projected,” “proposed,” “expect,” “possible,” “potential,” “anticipate,” “hope,” “intend,” “likely”  or similar words or expressions.  As such, forward-looking statements are based on estimates, assumptions and opinions of management (or another applicable speaker) as at the time the statements are made.  Because the actual outcomes of the matters covered by or described in such forward-looking statements involve assumptions, estimates and opinions, there is risk—often significant risk—that those outcomes could differ, perhaps materially, from those expressed or implied in the forward-looking statements.  In fact, many outcomes expressed or implied in forward-looking statements may not come to pass at all.  Often, the risks that may affect the outcomes expressed or implied in forward-looking statements are described in the risk factors disclosed in Mill City’s periodic filings with the SEC.  For that reason, investors are urged to read carefully those risk factors, and in particular the risk factors described in Mill City’s most recent Annual Report on Form 10-K/A filed with the SEC on May 22, 2023.

The information set forth herein speaks only as of the date hereof.  Mill City and its management undertake no obligation to revise these statements following the date of this news release, other than as may be required by law.

Additional Information and Where to Find It

This communication has been prepared in respect of the proposed transaction involving Mill City and Mustang, and may be deemed to be soliciting material relating to the transaction. In connection with the transaction, Mill City will file a proxy statement on Schedule 14A relating to a special meeting of its shareholders with the Securities and Exchange Commission (the “SEC”). Additionally, Mill City may file other relevant materials in connection with the transaction with the SEC. Investors and shareholders of Mill City are urged to read carefully and in their entirety the proxy statement and any other relevant materials filed or that will be filed with the SEC when they become available because they will contain important information about the transaction and related matters. The definitive proxy statement will be filed with the SEC and mailed or otherwise made available to Mill City’s shareholders. Investors and shareholders will be able to obtain a copy of the proxy statement, as well as other filings containing information about the transaction that are filed by Mill City with the SEC, free of charge on EDGAR at www.sec.gov or on the investor relations page of Mill City’s website at www.millcityventures3.com/investors.

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Participants in the Solicitation

Mill City and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Mill City in respect of the transaction. Information about Mill City’s directors and executive officers is set forth in Mill City’s Annual Report on Form 10-K/A, which was filed with the SEC on May 22, 2023. Other information regarding the participants in the proxy solicitation, and a description of their interests, will be contained in the proxy statement for the shareholder meeting and in other relevant materials to be filed with the SEC in respect of the proposed transaction, when they become available.

SOURCE: Mill City Ventures III, Ltd.

Contact:

Joseph A. Geraci, CFO

952-479-1920

Investor Contact:

TraDigital IR

John McNamara

917-658-2602

john@tradigitalir.com

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